                                                                    EXHIBIT 99.1

FOR RELEASE: IMMEDIATELY       Media Contact:                  Steve Galpin, Jr.
                                                               (908) 298-7415
                               Investor Contacts:              Alex Kelly
                                                               Janet M. Barth
                                                               (908) 298-7436

                    SCHERING-PLOUGH REPORTS FINANCIAL RESULTS

                             FOR 2005 FIRST QUARTER

KENILWORTH, N.J., April 21, 2005 - Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2005 first quarter.

      "Out of the severe challenges that we have faced, we are emerging stronger," said Fred Hassan, Schering-Plough chairman and CEO. "We are now well advanced in the Stabilize and Repair stages of our six- to eight-year Action Agenda and are working toward the Turnaround phase. We continue to make critical investments in our longer-term future, even as we begin securing our top-line growth goals and focusing on delivering a sustainable bottom-line turnaround," he added.

      "Looking back, we can be proud of the progress achieved in our Action Agenda since we announced it two years ago," said Hassan. "We also know that much work remains to be done. We are competing in markets that are highly competitive, seasonal and frequently volatile. Our industry environment is experiencing heightened competition, rapid changes and a new caution among regulators, physicians and patients about the safety of medicines. Still, while the road ahead will be challenging, we have reason for growing confidence. The hard work by our colleagues across the New Schering-Plough is starting to deliver significant, positive results. We are delivering on what we said we would do, and look forward to the anticipated Turnaround beginning later this year."

      Hassan noted that the first quarter 2005 financial performance represented the second consecutive quarter of higher sales and a clear signal that top-line growth is starting to drive bottom-line growth. "In defining our anticipated Turnaround, we think that the beginning of our Turnaround phase will be marked by two or three quarters of solid performance, as demonstrated by growth in sales and earnings per share versus prior year quarters, excluding special items."

      The company noted that its base business continues to firm up while its cholesterol franchise (shared with Merck & Co., Inc.) is making steady progress. The company said it is also pleased with its improving execution as evidenced by recent approvals and launches, progress on several compliance and legal fronts, and its focus on re-engineering the company through its Value Enhancement Initiative (VEI).

      While the first quarter 2005 results were strong versus the 2004 period, the company cautioned against projecting out a full-year based on these results, as certain favorable circumstances helped benefit the first quarter. These factors included a higher proportional share of ZETIA profits from the company's Cholesterol Joint Venture, a milestone earned from its Cholesterol Joint Venture partner, timing of R&D expenses, positive impact of foreign exchange and certain other items.

      Hassan said, "We remain cautiously optimistic that we see the beginning of positive trends. Working with our partner Merck, our cholesterol franchise is gaining share in the very competitive and very large U.S. cholesterol market, and also making progress in several important markets outside this country. VYTORIN, offering dual inhibition of both sources of LDL cholesterol, is further penetrating the U.S. market since last year's launch and ZETIA is continuing to show good strength in spite of the VYTORIN market share progress," said Hassan.

      "In our specialty care therapy areas, REMICADE is achieving good sales growth as it leverages an expanding array of anti-inflammatory indications. Sales are up significantly versus last year for TEMODAR, which last month gained U.S. approval after priority review as treatment for the most prevalent form of brain cancer. Sales for our hepatitis C franchise are benefiting from the successful launch in Japan late last year of our combination therapy PEG-INTRON and REBETOL, now the leading therapy in that market. In primary care, we have increased our U.S. market share for NASONEX nasal spray for allergies. Overall, we're also pleased with the balance Schering-Plough enjoys between its specialty and primary care product lines."

      Hassan noted that the company continues to make progress in its consent decree with the U.S. Food and Drug Administration (FDA), having completed 173 of 212 significant steps and 25 of 31 validation actions as of March 31 without incurring any additional payments for missed deadlines.

      Schering-Plough also continued taking steps to improve its financial flexibility, following on the issuance in August 2004 of $1.4 billion in Mandatory Convertible Preferred Stock. In the 2005 first quarter, the company continued to implement its plan to repatriate approximately $9.4 billion in overseas funds under the American Jobs Creation Act.

FIRST QUARTER 2005 RESULTS

Schering-Plough reported net income available to common shareholders of $105 million in the 2005 first quarter or 7 cents in diluted earnings per common share compared with a net loss in the 2004 period of $73 million or 5 cents per share. First quarter earnings reflected special charges of $27 million, or approximately 2 cents per diluted share, primarily for employee termination costs. The higher earnings in the 2005 first quarter were primarily driven by increased sales versus the 2004 period and higher equity income from the Cholesterol Joint Venture with Merck & Co., Inc.

      First quarter 2005 net sales of $2.4 billion were 21 percent higher than the 2004 period. The first quarter sales increase was driven by U.S. and international product growth, 6 percent of which relates to the U.S. sales contribution from the antibiotics AVELOX and CIPRO under an agreement with Bayer that became effective in October 2004, and a 4 percent positive impact from currency exchange.

      The company noted that net sales under U.S. Generally Accepted Accounting Principles (GAAP) does not include sales of the cholesterol products marketed in partnership with Merck, as the company accounts for the Cholesterol Joint Venture under the equity method as described below. Global Cholesterol Joint Venture net sales, which include VYTORIN and ZETIA, totaled approximately $505 million in the 2005 first quarter, more than double the net sales of $188 million in the comparable 2004 period. U.S. Cholesterol Joint Venture net sales for the 2005 period totaled $426 million, sharply higher versus $169 million in 2004. VYTORIN has now been launched in 13 countries, including the United States, and ZETIA in 60 countries. Overall, the company shares in approximately 50 percent of the profits of the joint venture with Merck, although there are different profit sharing arrangements for the cholesterol products in countries around the world. Accordingly, including an adjustment of an assumed 50 percent of global Cholesterol Joint Venture net sales (see note and table below), Schering-Plough's adjusted net sales for the first quarter of 2005 would have totaled $2.6 billion, an increase of $564 million or 27 percent, as compared to $2.1 billion on a similar adjusted basis in the first quarter of 2004.

      The company utilizes the equity method of accounting for its Cholesterol Joint Venture with Merck. Under the equity method, the company records its share of the income from operations (which includes milestones earned from Merck) in "Equity income from cholesterol joint venture." "Equity income from cholesterol joint venture" for Schering-Plough totaled $220 million in the 2005 first quarter versus $78 million in the first quarter of 2004. The increase in equity income reflected the quarter's strong sales performance for VYTORIN and ZETIA, the higher share of ZETIA profits on the first $300 million of U.S. ZETIA sales, and the recognition of a milestone from Merck related to certain European approvals of VYTORIN. The company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in "Equity income from cholesterol joint venture" and are borne by the overall cost structure of Schering-Plough.

      On a reported basis, first quarter 2005 sales of Prescription Pharmaceuticals, which do not include sales of the Cholesterol Joint Venture, totaled $1.8 billion, up 25 percent, including a favorable impact from foreign exchange of 4 percent and the sales contribution of AVELOX and CIPRO. Consumer Health Care sales rose 6 percent to $330 million. Animal Health sales grew 14 percent to

$193 million, reflecting solid growth across core brands and a favorable foreign exchange impact of 4 percent.

      Among prescription products recording higher sales in the 2005 first quarter were REMICADE, a treatment for immune-mediated inflammatory disorders that Schering-Plough markets in countries outside the United States (excluding Japan and certain Far East markets) for rheumatoid arthritis, early rheumatoid arthritis, psoriatic arthritis, Crohn's disease and ankylosing spondylitis, and TEMODAR, a treatment for certain types of brain tumors. Sales for REMICADE rose 33 percent to $220 million, due primarily to greater demand and expanded indications. TEMODAR sales totaled $131 million in the 2005 first quarter, up 52 percent, benefiting from increased utilization for a new U.S. indication, newly diagnosed glioblastoma multiforme (GBM), the most prevalent form of brain cancer. Also posting higher sales in the quarter was CAELYX, for the treatment of ovarian cancer, metastatic breast cancer and Kaposi's sarcoma, up 27 percent to $43 million, largely as a result of increased use in treating breast cancer.

      In the company's prescription respiratory business, global NASONEX sales rose 30 percent to $183 million, with U.S. sales climbing 32 percent to $109 million as the product captured greater U.S. market share versus the 2004 period. U.S. sales also benefited from the nationwide availability, announced Jan. 12, of a new scent-free, alcohol-free formulation of NASONEX nasal spray. In international markets, NASONEX sales were up 27 percent to $74 million as a result of market share gains and market growth. Global CLARINEX sales in the first quarter of 2005 were $144 million, up 11 percent. Sales of CLARINEX outside the United States rose 26 percent to $77 million in the first quarter due to market share gains and continued conversion from prescription CLARITIN. In the U.S., CLARINEX continued to experience reduced market share in a declining market. As a result, sales decreased 3% to $67 million from an unusually weak comparable period in 2004. International sales of prescription CLARITIN rose 22 percent to $111 million in the first quarter, due mainly to a strong allergy season in Japan.

      Sales for the company's [PEG-INTRON] hepatitis C product rose in the 2005 first quarter, driven primarily by higher sales in Japan as a result of the December 2004 launch of the PEG-INTRON and REBETOL combination therapy. In Japan, PEG-INTRON has become the leading interferon therapy prescribed for the treatment of hepatitis C. First quarter global sales of PEG-INTRON were up 14 percent to $170 million; sales of REBETOL were down 35 percent to $64 million, due to ongoing international competition and U.S. market share erosion from generic competition.

      Also contributing to growth in 2005 first quarter net sales were products under the strategic agreement with Bayer. Under the agreement, Schering-Plough has exclusive rights in the United States and Puerto Rico to market, sell and distribute the AVELOX and CIPRO antibiotics and to undertake Bayer's U.S. commercialization activities for the erectile dysfunction medicine LEVITRA under

Bayer's co-promotion agreement with GlaxoSmithKline PLC. In the Japanese market, Bayer will co-market Schering-Plough's cholesterol absorption inhibitor ZETIA when approved. Sales of AVELOX and CIPRO totaled $110 million in the quarter. Schering-Plough records its share of LEVITRA results as alliance revenue within net sales.

      In Consumer Health Care, sales of OTC CLARITIN were essentially flat at $116 million, primarily reflecting increased private label competition. Sales of foot care products rose 10 percent to $84 million, benefiting from higher sales of DR. SCHOLL'S FREEZE AWAY wart remover product and the launch of the new DR. SCHOLL'S MEMORY FIT Insole.

      The company's gross margin was 62.5 percent for the 2005 first quarter compared with 62.3 percent in the 2004 period. Schering-Plough said its ongoing focus on operational excellence in all key functions, including compliance and quality, continues to affect the overall cost structure of the company.

      Selling, general and administrative expenses rose 18 percent to $1.1 billion in the first quarter of 2005 versus the prior year, primarily reflecting the previously announced field force expansions to prepare for the U.S. launch of VYTORIN, the addition in the 2004 fourth quarter of more than 800 Bayer sales representatives, and increased selling expenses in Europe to support the continued launch of ZETIA and VYTORIN, coupled with increased promotional spending, primarily for NASONEX.

      Research and development spending for the 2005 first quarter totaled $384 million, up 3 percent. The company expects R&D spending in subsequent quarters to be higher, reflecting the timing of clinical trials and the progression of the early-stage pipeline.

      The "Other, net" line primarily reflects interest expense from the long-term debt issued in the 2003 fourth quarter, offset by higher interest income related to higher cash and cash equivalent balances resulting from the August 2004 issuance of $1.4 billion in Mandatory Convertible Preferred Stock.

      Schering-Plough recorded income tax expense in the 2005 first quarter of $64 million. This primarily reflected tax expense in international locations, which was higher due to increased international income.

RECENT DEVELOPMENTS

The company also offered the following summary of recent significant developments, including:

      - Gained U.S. approval for TEMODAR Capsules (announced March 16) for use in combination with radiotherapy for the treatment of adult patients with newly diagnosed glioblastoma multiforme (GBM), a form of malignant brain cancer. The approval was based on data that demonstrated a significant overall survival benefit in patients who were treated with

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                                      -6-

            TEMODAR in combination with radiotherapy. TEMODAR also received full approval for the treatment of adult patients with refractory anaplastic astrocytoma (AA), another form of brain tumor.

      -     Gained U.S. approval of ASMANEX TWISTHALER 220 mcg (announced March
            31) for the first-line maintenance treatment of asthma as preventive therapy in patients 12 years of age and older. ASMANEX is expected to be available in the United States in the fall of 2005.

      - Presented results from a clinical trial conducted in 1,902 patients with high cholesterol showing that VYTORIN (ezetimibe/simvastatin) provided greater reduction in LDL ("bad") cholesterol across the dosing ranges compared to Lipitor. At the most commonly used starting doses of these two therapies, VYTORIN 10/20 mg decreased LDL cholesterol by 51 percent compared with 36 percent for Lipitor 10 mg (p<0.001). The results were presented on March 8 at the American College of Cardiology's 2005 Annual Scientific Session in Orlando, Fla.

      - Gained U.S. approval (announced March 4) and began introducing CLARINEX-D 24 HOUR Extended Release Tablets for the relief of the nasal and non-nasal symptoms of seasonal allergic rhinitis (outdoor allergies), including nasal congestion, in patients 12 years of age and older.

      - Acquired most of the assets of NeoGenesis Pharmaceuticals, Inc., of Cambridge, Mass., effective February 14, 2005. NeoGenesis was a privately held biopharmaceutical company focused on applying novel screening and chemistry technologies to discover and develop small molecule drugs.

      - Reported on a ruling by the Federal Court of Appeals for the 11th Circuit, based in Atlanta, that Schering-Plough did not violate antitrust laws in patent litigation settlements involving its controlled-release potassium chloride supplement K-DUR 20 (potassium chloride) USP (announced March 9). The company had consistently maintained that the patent litigation settlements complied with the law and benefited consumers by allowing generic product to enter the market two to five years before the expiration of the relevant patent.

      - Reported results of two independent, investigator-initiated retrospective analyses of real world treatment data comparing the two approved forms of pegylated interferon, PEG-INTRON versus Pegasys, both used in combination with ribavirin. The results were presented for the first time at the European Association for the Study of the Liver (EASL) 40th Annual Meeting (April 15).

      - Reported on the status of the U.S. regulatory application for posaconazole, an oral agent for invasive fungal infections, which was filed in the United States and European Union in May 2004. The company on March 24 reported that the U.S. Food and Drug Administration had requested an extension of its regulatory review, and thus the company anticipates FDA action on posaconazole by the end of the first half of 2005. Posaconazole is also under regulatory review in Europe.

FIRST QUARTER 2005 CONFERENCE CALL AND WEBCAST

Schering-Plough will conduct a conference call today at 8 a.m. (ET) to review the 2005 first quarter results. To listen live to the call, dial 1-877-565-9664 or 1-706-634-5003. A replay of the call will be available starting at approximately 11 a.m. today through 5 p.m. on April 25. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID # 4712425.

      A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Schering-Plough corporate Web site, www.schering-plough.com, and clicking on the "Presentations/Webcasts" link. A replay of the webcast will be available starting at approximately 11 a.m. today through 5 p.m. on May 19.

NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global Cholesterol Joint Venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company's overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader's understanding of the importance to the company of its share of results from the operations of the Cholesterol Joint Venture.

      Net sales (excluding the Cholesterol Joint Venture net sales) is required to be presented under U.S. GAAP. The Cholesterol Joint Venture's net sales are included as a component of income from operations in the calculation of the company's "Equity income from cholesterol joint venture."

DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements within the meaning of the Securities Litigation Reform Act of 1995 relating to the company's business prospects, trends in top and bottom line performance, the timing of the anticipated turnaround and resulting growth prospects, the future impacts of the American Jobs Creation Act of 2004 and the potential of certain products including ZETIA, VYTORIN, ASMANEX, CLARINEX-D 24 Hour Extended Release Tablets and posaconazole. Forward-looking statements relate to expectations or forecasts of future events and not to historical information. There are no guarantees about any of the forward-looking statements, Schering-Plough stock or Schering-Plough's business. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties, including the market viability of the company's (and the Cholesterol Joint Venture's) marketed and pipeline products; possible changes in business strategies and the ability to successfully implement those business strategies; general market and economic factors; regulations and legislation; label/use changes and concerns of prescribers or patients relating to Schering-Plough products, other companies' products or pharmaceutical products generally; existing and new manufacturing issues that may arise; trade buying patterns; patent positions; litigation and investigations; and instability or destruction in a geographic area important to the company. For further details and a discussion of these and other risks and uncertainties that may impact forward-looking statements, see Schering-Plough's Securities and Exchange Commission filings, including the company's 8-K being filed today. The company does not assume any obligation to update any forward-looking statements.

      Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough's vision is to earn the trust of the physicians, patients and customers served by its more than 30,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.

                                      # # #

                                                     SCHERING-PLOUGH CORPORATION

Report for the period ended March 31 (unaudited):
(Amounts in millions, except percentages and per share figures)

                                                               First Quarter
                                                         -------------------------
                                                          2005        2004      %
                                                         ------     --------    --
Net Sales..................................              $2,369     $  1,963    21
Cost of Sales..............................                 889          740    20
Selling, General
     and Administrative....................               1,081          914    18
Research and Development ..................                 384          372     3
Other, Net.................................                  17           36   (52)
Special Charges a/.........................                  27           70   (61)
Equity Income from
     Cholesterol Joint Venture.............                (220)         (78)   N/M
                                                         ------     --------

Income/(Loss) Before Income Taxes..........                 191          (91)   N/M
Income Tax Expense/(Benefit)...............                  64          (18)   N/M
                                                         ------     --------
Net Income/(Loss)..........................              $  127     $    (73)   N/M
                                                         ======     ========

Preferred Stock Dividends..................                  22            -    N/M
                                                         ------     --------
Net Income/(Loss) Available to
    Common Shareholders....................              $  105     $    (73)   N/M
                                                         ======     ========

Diluted Earnings/(Loss) per Common
Share......................................              $ 0.07     $  (0.05)   N/M
                                                         ======     ========

Effective Tax Rate b/......................                N/M            20%

Average Common Shares
   Outstanding - Diluted...................               1,480        1,471

Actual Number of Common Shares
   Outstanding at March 31.................               1,475        1,472

The Company noted that it incurs substantial costs, such as selling, general and administrative costs, that are not reflected in the "Equity income from cholesterol joint venture" and are borne by the overall cost structure of Schering-Plough.

N/M - Not a meaningful percentage

a/ Special Charges for the first quarter of 2005 related primarily to employee termination costs for a headcount reduction at a European manufacturing facility. Special Charges for the first quarter of 2004 included $44 million of employee termination costs and $26 million of asset impairment charges primarily related to the Company's anticipated exit from a small European research-and-development facility.

b/ Tax expense during the first quarter of 2005 primarily related to foreign tax expense as the company did not recognize the benefit of U.S. tax operating losses. It should be noted that in the fourth quarter ended December 31, 2004, the Company recorded the impact of the intended repatriation of funds under the American Jobs Creation Act.

                                                     SCHERING-PLOUGH CORPORATION

Report for the period ended March 31 (unaudited):

                                                              First Quarter
Net Sales by Major Product:                             -------------------------
(Dollars in millions)                                    2005        2004       %
                                                        ------       ------    --
GLOBAL PHARMACEUTICALS                                  $1,846       $1,481    25
             Remicade                                      220          165    33
             Nasonex                                       183          140    30
             PEG-Intron                                    170          148    14
             Clarinex / Aerius                             144          130    11
             Temodar                                       131           86    52
             Claritin Rx*                                  111           91    22
             Integrilin                                     75           73     3
             Intron A                                       73           69     6
             Avelox                                         73            -    N/M
             Rebetol                                        64           99   (35)
             Subutex                                        51           44    16
             Caelyx                                         43           34    27
             Elocon                                         41           38     6
             Cipro                                          37            -    N/M
             Other Pharmaceuticals                         430          364    18

CONSUMER HEALTH CARE                                       330          312     6

     OTC                                                   162          157     4
             OTC Claritin                                  116          117    (1)

     FOOT CARE                                              84           76    10

     SUN CARE                                               84           79     5

ANIMAL HEALTH                                              193          170    14
                                                        ------       ------    --

CONSOLIDATED NET SALES                                  $2,369       $1,963    21
                                                        ======       ======    ==

N/M - not a meaningful percentage

* Includes international sales of Claritin Rx only. Canadian sales of Claritin are reported in the OTC Claritin line within Consumer Health Care.

NOTE: Additional information about U.S. and international sales for specific products is available by calling the company or visiting the investor relations Web site at http://ir.schering-plough.com.

                                                     SCHERING-PLOUGH CORPORATION

Reconciliation of Non-U.S. GAAP Financial Measure
Adjusted net sales, defined as net sales plus an assumed 50 percent of global Cholesterol Joint Venture net sales.

(Dollars in millions)                                                 Three-Months Ended March 31 (unaudited)
                                                                      ----------------------------------------
                                                                       2005                              2004
                                                                      -------                           ------
NET SALES, AS REPORTED                                                $ 2,369                           $1,963

50 percent of Cholesterol Joint Venture Net Sales(a)                      252                               94
                                                                      -------                           ------
Adjusted net sales                                                    $ 2,621                           $2,057
                                                                      =======                           ======

      (a) Total net sales of the Cholesterol Joint Venture for the three months ended March 31, 2005 and 2004 were $505 million and $188 million, respectively.

      NOTE: Adjusted net sales, defined as net sales plus an assumed 50 percent of global Cholesterol Joint Venture net sales, is a non-U.S. GAAP measure used by management in evaluating the performance of the company's overall business. The company believes that this performance measure contributes to a more complete understanding by investors of the overall results of the company. The company provides this information to supplement the reader's understanding of the importance to the company of its share of results from the operations of the Cholesterol Joint Venture. Net sales (excluding the Cholesterol Joint Venture net sales) is required to be presented under U.S. GAAP. The Cholesterol Joint Venture's net sales are included as a component of income from operations in the calculation of the company's "Equity income from cholesterol joint venture." Net sales of the Cholesterol Joint Venture do not include net sales of cholesterol products in non-joint venture territories.